Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                               NEWS:  Nasdaq ACTT

November 15, 2004

ACT TELECONFERENCING REPORTS IMPROVED YEAR

OVER YEAR THIRD QUARTER RESULTS

Company was net earnings profitable in September and audio volumes increased more than 21% year over year

DENVER - ACT Teleconferencing, Inc. (NASDAQ NM-ACTT), an independent worldwide provider of audio, video and web-based conferencing products today announced results for the third quarter of 2004, which ended September 30, 2004.

Net revenue for the third quarter 2004 was $12.7 million compared to $12.1 million for the third quarter of 2003. Year to date net revenues were $40.2 million compared to $42.3 for the same period in 2003.  Earnings per share for the quarter improved 89 % to  (-$.05) per share compared to (-$.45) per share for the same period a year ago. Year to date earnings per share improved by 68% from (-$0.65) per share for 2003 to (-$0.21) per share for 2004.

The quarterly earnings available to common shareholders improved from (-$4.7) million in 2003 to (-$.8) million in 2004.  The year to date earnings available to common shareholders improved from (-$6.5) million in 2003 to (-$3.1) million in 2004.  Year to date audio bridging volumes grew by 21% to 185 million minutes compared to 153 million minutes for the same period in 2003.

ACT President and CEO, Gene Warren said, “We continue to focus on operational efficiencies and streamlining our businesses. I believe that the month of September, which was profitable with revenues of $4.5 million, is fairly indicative of the performance we expect from our company over the next year.”

The Company said sequential and year over year revenues were:

Revenue $000	Q3 2004	Q2 2004	% Change	Q3 2004	Q3 2003	% Change

Audio conferencing	$9,657	$9,521	+1.5%	$9,657	$8,333	+ 16%

Video conferencing*	$3,029	$4,080	-26%	$3,029	$3,787	-20%

Total Revenue	$12,686	$13,601	-7%	$12,686	$12,120	+5%

* Industry statistics reflect 40% decline in 2004: Source Telespan

Additional information can be found in the Company’s Form 10-Q filed with the SEC on November 15, 2004.

Conference Call Information:

Tuesday November 16, 2004 at 2:15 p.m. Mountain Time.

Conference Telephone Dial-In Numbers via ActionCall

United States and Canada:  +1-800-218-4007

Denver and International:  +1-303-262-2131

Internet via ActionCast

To view the call via the Internet, please go to www.actioncast.acttel.com, event ID 25638, and complete the requested information.

Statements made in this news release that are not historical facts may be forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Unaudited information may not conform to US GAAP.  Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors.  For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission.  ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  This information is presented solely to provide additional information to further understand the results of ACT.  The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing Investor Relations Department

303-205-7271

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